Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Applied Micro Circuits Corporation:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Applied Micro Circuits Corporation of our reports dated May 11, 2010, with respect to the consolidated balance sheet of Applied Micro Circuits Corporation and subsidiaries as of March 31, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related financial statement schedule for the year ended March 31, 2010, and the effectiveness of internal control over financial reporting as of March 31, 2010, which reports appear in the March 31, 2010 annual report on Form 10-K of Applied Micro Circuits Corporation.

/s/ KPMG LLP

Mountain View, California

January 28, 2011